Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Citizens, Inc. (the “Company”) had Class A Common Stock, with no par value (the “Class A Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF CLASS A COMMON STOCK

The following is a description of the rights of the Class A Common Stock and related provisions of the Company’s Restated and Amended Articles of Incorporation (the “Articles”), Third Amended and Restated Bylaws (the “Bylaws”) and applicable Colorado law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable Colorado law.

Authorized Capital Stock

The aggregate number of shares of common stock of which the Company is authorized to issue is 100,000,000 shares of Class A Common Stock and 2,000,000 shares of Class B common stock, with no par value (the “Class B Common Stock”).

Class A Common Stock

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Class A Common Stock are fully paid and nonassessable.

Voting Rights

The voting rights of Class A Common Stock and Class B Common Stock are equal in all respects except that the holders of Class B Common Stock have the exclusive right to elect a simple majority of the members of the Company’s Board of Directors (“Board”), and the holders of Class A Common Stock have the exclusive right to elect the remaining directors.

The holders of shares of the Class A Common Stock and Class B Common Stock do not have cumulative voting rights. The Company’s Articles contain a provision to reduce the two-thirds voting requirement found in the Colorado Corporation Code.

Dividends

The holders of shares of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor.

The cash dividends paid upon each share of Class A Common Stock are twice the cash dividends paid on each share of the Class B Common Stock. The Company has never paid cash dividends on its Class A Common Stock.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the shareholders are entitled to share, on a share-for-share basis, any of the assets or funds of the Company which are distributable to its shareholders upon such liquidation, dissolution, or winding up.

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No Preemptive or Similar Rights

No shareholder has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Anti-Takeover Provisions of the Articles, Bylaws and Colorado Law

Provisions of the Articles and Bylaws, as well as various state insurance laws, may delay or discourage a takeover attempt our shareholders might consider to be in their best interests. As a result, our shareholders will be prevented from receiving the benefit from any premium to the market price of our Class A Common Stock that may be offered by a bidder in a takeover context. The following provisions in the Articles and Bylaws make it difficult for our Class A shareholders to replace or remove our directors and have other anti-takeover effects that may delay, deter or prevent a takeover attempt:

•holders of shares of our Class B Common Stock elect a simple majority of our Board, and all of these shares have been and currently are held by a single stockholder; and

•our Board may issue one or more series of preferred stock without the approval of our shareholders.

U.S. state insurance laws generally require prior approval of a change in control of an insurance company. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the proposed acquirer, the integrity of the proposed acquirer's board of directors and executive officers, the proposed acquirer's plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. These state insurance requirements may delay, deter or prevent our ability to complete an acquisition.

Listing

The Company’s Class A Common Stock is listed on The New York Stock Exchange under the trading symbol “CIA.”

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